UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2009

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 10th Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a)

On July 10, 2009, Microtune, Inc. (“Microtune” or the “Company”), Arrow Acquisition Ltd., an indirect wholly owned subsidiary of Microtune (“Merger Sub”), Auvitek International Ltd. (“Auvitek”) and Peter Mok, as the shareholders representative (“Shareholders Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Microtune has agreed to acquire Auvitek through the merger of Merger Sub with and into Auvitek (the “Merger”), with Auvitek continuing after the Merger as the surviving corporation and the Company’s indirect wholly owned subsidiary.

Pursuant to the Merger Agreement, Microtune will acquire all of the outstanding capital stock of Auvitek. The Merger Agreement provides for merger consideration (the “Merger Consideration”) to be paid to the holders of Auvitek’s capital stock consisting of (i) a cash payment of approximately $6,339,167 (the “Cash Consideration”), the actual amount to be adjusted at closing, (ii) the issuance of 1,000,000 shares of Microtune common stock (the “Stock Consideration”) and (iii) an earn-out payment to be determined based upon the achievement of certain performance metrics during the 12-month period following the closing date. In addition, Microtune has established for the benefit of certain Auvitek employees, retention arrangements and a second earn-out payment to be determined based upon the achievement of certain performance metrics during the 12-month period following the closing date (using the same performance metrics as the earn-out payment for the holders of Auvitek capital stock).

As a condition to the Merger, Microtune will enter into an escrow agreement with the Shareholders Representative and Deutsche Bank National Trust Company, as escrow agent, whereby an escrow fund in the amount of $1,000,000 of the Cash Consideration shall be deposited into an escrow account as security for certain indemnification obligations of Auvitek’s shareholders under the Merger Agreement. This amount held in escrow is scheduled to be released to the former shareholders of Auvitek at the end of 24 months, less any amounts released to Microtune in satisfaction of certain indemnification obligations.

In the Merger Agreement, Auvitek and Microtune have made certain representations, warranties and indemnities customary for transactions of this type. The closing of the Merger remains subject to certain closing conditions, including but not limited to, (a) absence of any applicable law prohibiting the Merger, (b) the accuracy of the representations and warranties of each party (subject to certain exceptions), (c) performance in all material respects by each party of its obligations under the Merger Agreement and (d) approval of the requisite holders of Auvitek’s capital stock.

Pursuant to the terms and conditions of the Merger Agreement, Peter Birch, the President and Chief Executive Officer of Auvitek, will become Vice President and General Manager of the newly-formed Microtune Digital Television Business, reporting to Microtune’s Executive Vice President, Barry F. Koch.

Prior to entering into the Merger Agreement, there was no material relationship between Auvitek and Microtune. The Merger Agreement, the Merger and related matters have been approved by the boards of directors of each company.

The foregoing summary of certain terms of the Merger Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference. The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The assertions embodied in the representations and warranties were made as of the specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing factual matters. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Microtune, Auvitek or the Merger Sub.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein. The shares of the Company’s common stock to be issued as the Stock Consideration pursuant to the Merger Agreement are being issued in reliance on an exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

The Company issued a press release on July 10, 2009 announcing that the Company has entered into the Merger Agreement with Merger Sub, Auvitek and the Shareholders Representative.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 10, 2009, by and among Microtune, Inc., Arrow Acquisition Ltd., Auvitek International Ltd. and the Shareholders Representative.

99.1	Press Release of Microtune, Inc. dated July 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROTUNE, INC.

Date: July 10, 2009	By:	/s/ Jeffrey A. Kupp
Jeffrey A. Kupp
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 10, 2009, by and among Microtune, Inc., Arrow Acquisition Ltd., Auvitek International Ltd. and the Shareholders Representative.

99.1	Press Release of Microtune, Inc. dated July 10, 2009.